Exhibit (d)(4)

VMware, Inc.

3401 Hillview Avenue

Palo Alto, CA 94304

STRICTLY PRIVATE AND CONFIDENTIAL

August 12, 2019

Carbon Black, Inc.

1100 Winter Street

Waltham, MA 92451

Attn: Patrick Morley

Re:    Carbon Black, Inc. – Exclusivity

Patrick:

This agreement relates to a possible transaction between Carbon Black, Inc. (together with together with all of its subsidiaries, the “Company”) and VMware, Inc. (“VMware”, “us” or “we”), which would involve the acquisition of the Company by VMware (the “Proposed Transaction”). Each of the Company and VMware is referred to below as a “party”, and together they are referred to as the “parties”.

In consideration of the parties’ substantial commitment of time, effort and resources in connection with their consideration of the Proposed Transaction, the Company agrees to a period of “exclusivity” regarding the Proposed Transaction in accordance with the terms of this agreement.

From the date of this agreement until the earliest to occur of (i) the execution of the acquisition agreement between the Company and VMware, (ii) 11:59 pm New York time on August 22, 2019, and (iii) the time at which VMware reduces, or proposes a reduction in, the purchase price of $26.00 per share proposed by VMware (the “Termination Date”), the Company shall not, directly or indirectly, through any officer, director, stockholder, senior-level employee, controlled affiliate or agent of the Company, solicit, initiate, continue, entertain, knowingly encourage, assist, participate in any negotiations or communications regarding, or cooperate with any inquiry, proposal or offer from, or furnish any non-public information to, any third party (other than VMware) regarding any merger, recapitalization or consolidation with or involving the Company or its subsidiaries or any sale of more than 15% of the assets of the Company and its subsidiaries on a consolidated basis, the sale of any equity interests representing 15% or more of the voting power of the Company or any other similar transaction the consummation of which would reasonably be expected to prevent VMware’s or the Company’s ability to negotiate and announce the entry into a definitive agreement regarding the Proposed Transaction, in each case other than any such transaction with VMware or any of its affiliates (an “Acquisition Transaction”).

Immediately following the execution and delivery of this agreement by the parties hereto,

the Company agrees to terminate any negotiations or communications with third parties regarding an Acquisition Transaction and in no event during such period will the Company either accept or enter into an agreement concerning any Acquisition Transaction, or engage in any communications that would reasonably be expected to lead to an acceptance or entering into of an agreement concerning any Acquisition Transaction.

The Company will promptly notify VMware in writing after the receipt by the Company (or any of its officers, directors, stockholders, senior-level employees, controlled affiliates or agents) of any proposal for, or indication of interest respecting, any Acquisition Transaction.

While this agreement is a binding contract as it relates to “exclusivity” as provided in the paragraphs above, this agreement does not create, and is not intended to create, a binding contract between the parties to proceed with the Proposed Transaction. A binding commitment to proceed with the Proposed Transaction can only result from the execution and delivery of a definitive acquisition agreement. Neither party is obligated by this agreement to enter into a definitive acquisition agreement or any other agreement.

The existence and contents of this agreement and the parties’ discussions regarding the Proposed Transaction constitute confidential information. This agreement may be amended only by a writing executed by both parties, and may be executed in counterparts, each of which will constitute an original but all of which together shall constitute a single agreement. Delivery of an executed counterpart signature page by facsimile or electronic transmission will be as effective as delivery of a manually signed counterpart signature page. This agreement and any disputes arising hereunder or related hereto will be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of laws principles.

If you are in agreement with the foregoing, please execute this agreement in the space below and return a copy to me.

[Signature page follows]

Sincerely,

VMware, Inc.

By:	/s/ Patrick P Gelsinger
Pat Gelsinger
Chief Executive Officer

Carbon Black, Inc.

By:	/s/ Patrick Morley
Patrick Morley
President and Chief Executive Officer

[Signature Page to Exclusivity Agreement]

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